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                                                                EXECUTION COPY


                          WHITE STOCK OPTION AGREEMENT


                          WHITE STOCK OPTION AGREEMENT, dated as of October 14,
1996 (the "Agreement"), by and between Conrail Inc., a Pennsylvania corporation ("Grantee"), and CSX Corporation, a Virginia corporation ("Issuer").

                                    RECITALS

                          A.  Issuer and Grantee have entered into an Agreement
and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for, among other things, the merger of Grantee with and into a subsidiary of Issuer with such subsidiary as the surviving corporation in the Merger.

                          B.  As a condition and inducement to Grantee's
willingness to enter into the Merger Agreement and the Green Stock Option Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option.

                          C.  As a condition and inducement to Issuer's
willingness to enter into the Merger Agreement and this Agreement, Issuer has requested that Grantee agree, and Grantee has agreed, to grant Issuer an option to purchase shares of Grantee's common stock on substantially the same terms as the Option.

                          D.  Terms not defined herein shall have the meanings
set forth in the Merger Agreement.


                          NOW, THEREFORE, in consideration of the foregoing and
the respective representations, warranties, covenants and agreements set forth herein Issuer and Grantee agree as follows:

                          1.  Grant of Option.  Subject to the terms and
conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 43,090,773 (as adjusted as set forth herein) shares (the "Option Shares") of Common Stock, par value $1.00 per share ("Issuer Common Stock"), of Issuer at a purchase price of $64.82 (as adjusted as set forth herein) per Option Share (the "Purchase Price").

                          2.  Exercise of Option.  (a)  Subject to any
applicable requirements of law including, without limitation, the establish-
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ment of a voting trust (the "Voting Trust") substantially in the form of
Exhibit E to the Merger Agreement as may be required under applicable transportation law, Grantee may exercise the Option, in whole but not in part, at any one time after any event as a result of which the Grantee is entitled to receive the Termination Fee pursuant to the Merger Agreement (a "Purchase Event"); provided, however, that except as provided in the last sentence of this Section 2(a), the Option shall terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time, (B) 18 months after the first occurrence of a Purchase Event and (C) termination of the Merger Agreement in accordance with its terms prior to the occurrence of a Purchase Event, unless the Grantee has the right to receive a Termination Fee following such termination upon the occurrence of certain events, in which case the Option shall not terminate until the later of (x) six months following the time such Termination Fee becomes payable and (y) the expiration of the period in which the Grantee has such right to receive a Termination Fee. Notwithstanding the termination of the Option, Grantee shall be entitled to purchase the Option Shares if it has exercised the Option in accordance with the terms hereof prior to the termination of the Option and the termination of the Option shall not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such termination.

                          (b)     In the event that Grantee wishes to exercise
the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") to that effect which notice also specifies a date not earlier than three business days nor later than 20 business days from the Notice Date for the closing of such purchase (the "Option Closing Date"); provided, however, that (i) if the closing of the purchase and sale pursuant to the Option (the "Option Closing") cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated and (ii) without limiting the foregoing, if prior notification to or approval of any regulatory authority is required in connection with such purchase, Grantee and Issuer shall promptly file the required notice or application for approval and shall cooperate in





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the expeditious filing of such notice or application, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (A) any required notification period has expired or been terminated or (B) any required approval has been obtained, and in either event, any requisite waiting period has expired or been terminated. The place of the Option Closing shall be at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York, and the time of the Option Closing shall be 10:00 a.m. (Eastern Time) on the Option Closing Date.

                          3.  Payment and Delivery of Certificates.  (a)  At
the Option Closing, Grantee shall pay to Issuer in immediately available funds by wire transfer to a bank account designated in writing by Issuer an amount equal to the Purchase Price multiplied by the number of Option Shares.

                          (b)     At the Option Closing, simultaneously with
the delivery of immediately available funds as provided in Section 3(a), Issuer shall deliver to the trustee under the Voting Trust a certificate or certificates representing the Option Shares to be purchased at the Option Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. If at the time of issuance of the Option Shares pursuant to the exercise of the Option hereunder, Issuer shall not have redeemed the Green Rights, or shall have issued any similar securities, then each Option Share issued pursuant to such exercise shall also represent a corresponding Green Right or new rights with terms substantially the same as and at least as favorable to Grantee as are provided under the Green Rights Agreement or any similar agreement then in effect.

                          (c)     Certificates for the Option Shares delivered
at the Option Closing shall have typed or printed thereon a restrictive legend which shall read substantially as follows:

              "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
               REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED





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              OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH
              REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF OCTOBER 14, 1996, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF GREEN CORPORATION AT ITS PRINCIPAL EXECUTIVE OFFICES."

It is understood and agreed that the reference to restrictions arising under the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference upon the sale of the Option Shares pursuant to the registration rights under the Merger Agreement.

                 4. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

                 (a) Due Authorization. Issuer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Issuer and the consummation by Issuer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer and constitutes a legal, valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms.

                 (b) Authorized Stock. Issuer's representations and warranties in Section 3.2(c) of the Merger Agreement are incorporated herein by reference. Without limiting the generality or effect of the foregoing, Issuer has taken all necessary corporate and other action to authorize and reserve and, to permit it to issue, and, at all times from the date hereof until the obligation to deliver Option Shares upon the exercise of the Option terminates, shall have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer shall take all





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         necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 6 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable upon exercise of the Option or any Substitute Option pursuant to Section 6, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including without limitation any preemptive rights of any stockholder of Issuer.

                 (c) No Conflicts. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Issuer or any of its Significant Subsidiaries under, (i) the certificate of incorporation or by-laws of Issuer or the comparable organizational documents of any Significant Subsidiary of Issuer, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, or license applicable to Issuer or any Significant Subsidiary of Issuer or their respective properties or assets, or (iii) subject to approval of the STB of the Voting Trust to the extent contemplated by Exhibit D to the Merger Agreement, any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Issuer or any of its Significant Subsidiaries or their respective properties or assets, other than, in the case





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         of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses, or Liens that individually or in the aggregate would not (x) have a material adverse effect on Issuer, (y) impair the ability of Issuer to perform its obligations under this Agreement or the Merger Agreement or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

                 (d) State Takeover Statutes. Assuming that Grantee, together with its affiliates, does not have voting power with respect to such number of shares of Issuer capital stock as would represent more than 10% of any class of outstanding voting shares of the Issuer as of the date hereof, the Board of Directors of Issuer has taken all action necessary or advisable so as to render inoperative with respect to the transactions contemplated hereby all applicable state anti-takeover statutes.

                 (e) Issuer Rights Amendment. The White Rights Agreement has been amended as set forth in the Merger Agreement, and such amendment, insofar as it relates to the transactions contemplated by this Agreement, shall not be further amended or revoked (including by adopting another rights (or similar) agreement without any such amendment) without the prior consent of Grantee in its sole discretion.

                 5. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

                 (a) Due Authorization. Grantee has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Grantee and the consummation by Grantee of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee and constitutes a legal, valid and binding





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         obligation of Grantee, enforceable against Grantee in accordance with its terms.

                 (b) No Conflicts. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement hereby shall not, conflict with or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Grantee or any of its Significant Subsidiaries under, (i) the certificate of incorporation or by-laws of Grantee or the comparable organizational documents of any Significant Subsidiary of Grantee, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, or license applicable to Grantee or any Significant Subsidiary of Grantee or their respective properties or assets, or
         (iii) assuming approval by the STB of the Voting Trust to the extent contemplated by Exhibit D to the Merger Agreement, any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Grantee or any of its Significant Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and
         (iii), any such conflicts, violations, defaults, rights, losses, or Liens that individually or in the aggregate would not (x) have a material adverse effect on Grantee, (y) impair the ability of Grantee to perform its obligations under this Agreement or the Merger Agreement or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

                 (c) Purchase Not for Distribution. Any Option Shares or other securities acquired by Grantee upon exercise of the Option shall not be transferred or otherwise





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         disposed of except in a transaction registered, or exempt from registration, under the Securities Act.

                 6. Adjustment upon Changes in Capitalization, Etc. (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. Subject to
Section 1, and without limiting the parties' relative rights and obligations under the Merger Agreement, if any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 6(a)), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

                 (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that Issuer enters into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and Issuer shall not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but in connection with such merger, the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property, or the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger shall, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in





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each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable.

                 (c) If, prior to the termination of the Option in accordance with Section 2 or the Notice Date, Issuer enters into any agreement pursuant to which all outstanding shares of Issuer Common Stock are to be purchased for, or converted into the right to receive in whole or in part (other than in respect of fractional shares) cash (a "Transaction"), Issuer covenants that proper provision shall be made in such agreement to provide that, if the Option shall not theretofore have been exercised, then upon the consummation of the Transaction (which in the case of a Transaction involving a tender offer shall be when shares of Issuer Common Stock are accepted for payment), Grantee shall receive in exchange for the cancellation of the Option an amount in cash equal to the Cash Consideration. For purposes of this Agreement, the term "Cash Consideration" means the number of Option Shares multiplied by the difference between (A) the closing market price per share of Issuer Common Stock on the day immediately prior to the consummation of such Transaction and (B) the Purchase Price.

                 7. Registration Rights. The registration rights under the Merger Agreement shall be applicable to the Option Shares.

                 8. Transfers; Exercise; Voting Trust. The Option Shares may not be sold, assigned, transferred, or otherwise disposed of except as provided in the Voting Trust Agreement. The Option may not be exercised except under, and is in all respects subject to the terms of, the Voting Trust Agreement.

                 9. Listing. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed





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on the NYSE (or any other national securities exchange or national securities quotation system), Issuer, upon the request of Grantee, shall promptly file an application to list the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NYSE (and any such other national securities exchange or national securities quotation system) and shall use reasonable efforts to obtain approval of such listing as promptly as practicable.

                 10. Loss or Mutilation. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer shall execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

                 11.  Miscellaneous.

                 (a) Expenses. Except as otherwise provided in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

                 (b) Amendment. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties.

                 (c) Extension; Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for performance, shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                 (d) Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Merger Agreement (including the documents and





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instruments referred to therein) and the Confidentiality Agreement (i)
constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, and (ii) except as provided in Section 8.6 of the Merger Agreement, are not intended to confer upon any person other than the parties any rights or remedies.

                 (e) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF; PROVIDED, HOWEVER, THAT THE LAWS OF THE RESPECTIVE STATES OF INCORPORATION OF EACH OF THE PARTIES HERETO SHALL GOVERN THE RELATIVE RIGHTS, OBLIGATIONS, POWERS, DUTIES AND OTHER INTERNAL AFFAIRS OF SUCH PARTY AND ITS BOARD OF DIRECTORS.

                 (f) Notices. All notices, requests, claims, demands, and other communications under this Agreement must be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (i)      if to Issuer, to

                          CSX Corporation
                          One James Center
                          901 East Cary Street
                          Richmond, VA  23219

                          Telecopy No.:  (804) 783-1380

                          Attention:  Mark Aron

                          with copies to:

                          CSX Corporation
                          One James Center
                          901 East Cary Street





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                          Richmond, VA  23219

                          Telecopy No.:  (804) 783-1355

                          Attention:  Peter Shudtz


                          Wachtell, Lipton, Rosen & Katz
                          51 West 52nd Street
                          New York, New York 10019

                          Telecopy No.:  (212) 403-2000

                          Attention:  Pamela S. Seymon, Esq.; and

                 (ii)     if to Grantee, to

                          Conrail Inc.
                          2001 Market Street
                          Philadelphia, PA  19103

                          Telecopy No.:  (215) 209-4068

                          Attention:  Bruce B. Wilson
                                      Senior Vice President - Law

                          with a copy to:

                          Cravath, Swaine & Moore
                          Worldwide Plaza
                          825 Eighth Avenue
                          New York, New York 10019

                          Telecopy No.: (212) 474-3700

                          Attention:  Robert A. Kindler, Esq.

                 (g) Assignment. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Issuer or Grantee without the prior written consent of





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the other.  Any assignment or delegation in violation of the preceding sentence shall be void.

                 (h) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other Section that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

                 (i) ENFORCEMENT. THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR AND THAT THE PARTIES WOULD NOT HAVE ANY ADEQUATE REMEDY AT LAW IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN ANY FEDERAL COURT LOCATED IN THE STATE OF NEW YORK OR IN NEW YORK STATE COURT, THE FOREGOING BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. IN ADDITION, EACH OF THE PARTIES HERETO (I) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF NEW YORK OR ANY NEW YORK STATE COURT IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (II) AGREES THAT IT SHALL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (III) AGREES THAT IT SHALL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF NEW YORK OR A NEW YORK STATE COURT.





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                 IN WITNESS WHEREOF, Issuer and Grantee have caused this
Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.

                                  CONRAIL, INC.


                                  By: /s/
                                     ------------------------------------------
                                     Name:
                                     Title:


                                  CSX CORPORATION


                                  By: /s/
                                     ------------------------------------------
                                     Name:
                                     Title:





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